EXHIBIT 10.1

*** Indicates a portion of the exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Commission.

AMREP CORPORATION
Executive Incentive Compensation Program
For the Twelve Months ended April 30, 2013

Executive:	Michael Duloc	Group:	MEDIA SERVICES
		Position:	President and Chief Executive Officer

Annual Salary:	$382,500

	Minimum	Goal

Operating Income……………………………………………………….	***	***
Related Incentive Amount………………………………………………	$0	$37,500

Net Revenue……………………………………………………………	***	***
Related Incentive Amount………………………………………………	$0	$12,500

1.
Incentive Calculation.  Incentives attributable to the Operating Income and Net Revenue Goals will be determined as follows:  If the Goal achievement is less than Minimum, the Incentive amount will be zero.  If the Goal achievement is between Minimum and Goal, the Incentive amount will be determined by interpolation.  If the Operating Income or Net Revenue achievement is over Goal, the Incentive amount for any Goal that is exceeded will be the Incentive amount at Goal, plus an amount equal to the Goal amount multiplied by three (3) times the percentage achievement over one-hundred percent (100%). If Minimum on either Goal is not attained then the over-Goal multiplier, if applicable, will be one (1) instead of three (3) for the other Goal.

2.
Accounting.  Operating Income is the Group’s full-year "Earnings Before Interest and Taxes (EBIT)" determined by generally accepted accounting principles and the company's accounting policies, excluding pension expense, amortization of customer contracts, currency translation gains and losses (FX variance), and both capitalization and amortization of software development costs. Since generally accepted accounting principles require the accrual of all expenses applicable to the accounting period in question, all of the Executive's Incentives will be deductions from Operating Income.

3.
Acquisitions.  Notwithstanding the "Accounting" paragraph, acquisitions closed during this fiscal year and any cost of funds used to make the acquisitions will each be disregarded for Incentive calculation purposes.

4.
Effectiveness.  This Plan is not effective until signed by the Executive, the President of AMREP Corporation and the Chairman of AMREP Corporation.  This Plan is not a contract of employment and does not guarantee continued employment for any period.  None of the Incentive amounts specified in this Plan are earned until April 30 of the year to which the Plan applies.  There will be no Incentives paid for partial-year results upon the voluntary or involuntary termination of the Executive's employment before fiscal year-end for any reason.

5.
Company Discretion.  AMREP Corporation reserves the right to revise this Plan at any time as a result of its determination, in its sole discretion, that a significant change in circumstances or an unusual event has occurred that was not anticipated when this Plan was signed.  Any Incentive amounts payable shall be the sole responsibility of the Group employing the Executive.  This Plan will be administered by AMREP Corporation, whose decisions with respect to any aspect hereof, and whose determinations hereunder, shall be conclusive and not subject to appeal.

/s/ Michael Duloc	11/16/12	/s/ Theodore J. Gaasche	11/27/12	/s/ Edward Cloues II	11/28/12
Michael Duloc	Date	Theodore J. Gaasche	Date	Edward Cloues II	Date
President & CEO		President & CEO		Chairman
Media Services		AMREP Corporation		AMREP Corporation